PART I. FINANCIAL INFORMATION

Item 1. Financial Statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors of Goodrich Corporation

We have reviewed the condensed consolidated balance sheet of Goodrich Corporation as of March 31, 2012, and the related condensed consolidated statements of comprehensive income for the three-month period ended March 31, 2012 and 2011, and the condensed consolidated statements of cash flows for the three-month period ended March 31, 2012 and 2011. These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Goodrich Corporation as of December 31, 2011, and the related consolidated statements of income, shareholders’ equity, and cash flows for the year then ended, not presented herein; and in our report dated February 23, 2012, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2011, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ Ernst & Young LLP

Charlotte, North Carolina

April 26, 2012

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended March 31,
	2012	2011
	(Dollars in millions, except per share amounts)
Sales	$2,152.6	$1,895.9
Operating costs and expenses:
Cost of sales	1,510.5	1,310.5
Selling and administrative costs	318.4	285.1

	1,828.9	1,595.6

Operating Income	323.7	300.3
Interest expense	(34.8)	(34.6)
Interest income	0.2	0.3
Other income (expense) — net	(9.6)	(5.8)

Income from continuing operations before income taxes	279.5	260.2
Income tax expense	(89.6)	(63.6)

Income From Continuing Operations	189.9	196.6
Income (loss) from discontinued operations — net of income taxes	(0.1)	—

Consolidated Net Income	189.8	196.6
Net income attributable to noncontrolling interests	(1.6)	(1.8)

Net Income Attributable to Goodrich	$188.2	$194.8

Amounts attributable to Goodrich:
Income from continuing operations	$188.3	$194.8
Income (loss) from discontinued operations — net of income taxes	(0.1)	—

Net Income Attributable to Goodrich	$188.2	$194.8

Earnings per common share attributable to Goodrich:
Basic Earnings Per Share
Continuing operations	$1.48	$1.53
Discontinued operations	—	—

Net Income Attributable to Goodrich	$1.48	$1.53

Diluted Earnings Per Share
Continuing operations	$1.46	$1.52
Discontinued operations	—	—

Net Income Attributable to Goodrich	$1.46	$1.52

Dividends Declared Per Common Share	$0.29	$0.29

Comprehensive Income Attributable to Goodrich	$303.5	$312.2

See Notes to Condensed Consolidated Financial Statements (Unaudited)

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

	March 31, 2012	December 31, 2011
	(Dollars in millions, except share amounts)
Current Assets
Cash and cash equivalents	$704.1	$987.0
Accounts and notes receivable, less allowances for doubtful receivables ($23.4 at March 31, 2012 and $19.3 at December 31, 2011)	1,528.4	1,343.2
Inventories — net	3,061.6	2,876.6
Deferred income taxes	215.5	197.8
Prepaid expenses and other assets	76.2	60.0

Total Current Assets	5,585.8	5,464.6

Property, plant and equipment, less accumulated depreciation ($1,992.8 at March 31, 2012 and $1,940.9 at December 31, 2011)	1,667.0	1,633.2
Goodwill	2,007.1	1,991.0
Identifiable intangible assets — net	919.1	917.2
Deferred income taxes	36.5	36.4
Other assets	708.4	671.3

Total Assets	$10,923.9	$10,713.7

Current Liabilities
Short-term debt	$6.9	$25.0
Accounts payable	869.3	768.8
Accrued expenses	1,116.6	1,211.1
Income taxes payable	77.1	45.8
Deferred income taxes	23.9	23.3
Current maturities of long-term debt and capital lease obligations	14.2	1.6

Total Current Liabilities	2,108.0	2,075.6

Long-term debt and capital lease obligations	2,362.3	2,374.4
Pension obligations	777.9	904.3
Postretirement benefits other than pensions	282.9	286.2
Long-term income taxes payable	174.0	174.0
Deferred income taxes	600.6	560.5
Other non-current liabilities	586.6	600.2
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 150,503,327 shares at March 31, 2012 and 149,713,719 shares at December 31, 2011 (excluding 14,000,000 shares held by a wholly owned subsidiary)	752.5	748.6
Additional paid-in capital	1,912.4	1,870.7
Income retained in the business	3,341.5	3,190.3
Accumulated other comprehensive income (loss)	(895.9)	(1,011.2)
Common stock held in treasury, at cost (24,583,946 shares at March 31, 2012 and 24,422,527 shares at December 31, 2011)	(1,118.2)	(1,098.3)

Total Shareholders’ Equity	3,992.3	3,700.1
Noncontrolling interests	39.3	38.4

Total Equity	4,031.6	3,738.5

Total Liabilities And Equity	$10,923.9	$10,713.7

See Notes to Condensed Consolidated Financial Statements (Unaudited)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2012	2011
	(Dollars in millions)
Operating Activities
Consolidated net income	$189.8	$196.6
Adjustments to reconcile consolidated net income to net cash (used in) provided by operating activities:
(Income) loss from discontinued operations	0.1	—
Restructuring and consolidation:
Expenses	8.6	2.9
Payments	(4.4)	(0.9)
Pension and postretirement benefits:
Expenses	34.8	26.6
Contributions and benefit payments	(142.2)	(75.4)
Depreciation and amortization	79.9	72.4
Excess tax benefits related to share-based payment arrangements	(14.9)	(8.6)
Share-based compensation expense	12.4	17.9
Deferred income taxes	(3.8)	(5.2)
Change in assets and liabilities, net of effects of acquisitions and divestitures:
Receivables	(172.2)	(157.3)
Inventories, net of pre-production and excess-over-average	(65.3)	(41.0)
Pre-production and excess-over-average inventories	(101.6)	(55.8)
Other current assets	(3.4)	1.8
Accounts payable	92.6	90.5
Accrued expenses	(112.6)	(68.3)
Income taxes payable/receivable	44.5	105.8
Other assets and liabilities	(19.7)	(5.6)

Net Cash (Used In) Provided By Operating Activities	(177.4)	96.4

Investing Activities
Purchases of property, plant and equipment	(71.5)	(35.6)
Proceeds from sale of property, plant and equipment	0.3	0.1
Payments received (made) in connection with acquisitions, net of cash acquired	—	8.3
Investments in and advances to equity investees	(0.5)	(0.5)

Net Cash Used In Investing Activities	(71.7)	(27.7)

Financing Activities
Increase (decrease) in short-term debt, net	(18.0)	0.8
Proceeds (repayments) of long-term debt and capital lease obligations	(0.3)	(0.5)
Proceeds from issuance of common stock	23.2	27.1
Purchases of treasury stock	(20.0)	(96.6)
Dividends paid	(36.8)	(0.5)
Excess tax benefits related to share-based payment arrangements	14.9	8.6
Distributions to noncontrolling interests	(0.7)	(0.7)

Net Cash Used In Financing Activities	(37.7)	(61.8)

Discontinued Operations
Net cash provided by (used in) operating activities	(0.1)	(0.1)
Net cash provided by (used in) investing activities	—	—
Net cash provided by (used in) financing activities	—	—

Net cash provided by (used in) discontinued operations	(0.1)	(0.1)
Effect of exchange rate changes on cash and cash equivalents	4.0	5.4

Net increase (decrease) in cash and cash equivalents	(282.9)	12.2
Cash and cash equivalents at beginning of period	987.0	798.9

Cash and cash equivalents at end of period	$704.1	$811.1

See Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1. Goodrich Merger Agreement with United Technologies Corporation

On September 21, 2011, Goodrich Corporation and its majority-owned subsidiaries (“the Company” or “Goodrich”) entered into an Agreement and Plan of Merger (Merger Agreement) with United Technologies Corporation (UTC). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, the Company will be acquired by UTC in a cash-for-stock transaction (Merger). The Company has agreed to various covenants in the Merger Agreement, including, among other things:

•	to conduct its business in the ordinary course consistent with past practice during the period between the execution of the Merger Agreement and the time of the Merger;

•

to not grant new awards pursuant to employee share-based compensation plans after September 21, 2011 (except under certain conditions in the event the Merger is not consummated prior to August 31, 2012); and

•	to not incur or assume any indebtedness other than under the Company’s existing unsecured committed revolving credit facility.

At the time of the Merger, each outstanding share of the Company’s common stock will be converted into the right to receive $127.50 in cash, without interest payable to the holder of such share. All outstanding share-based awards including stock options, restricted stock units and performance units, whether vested or unvested, will be cancelled in exchange for a cash payment in accordance with the Merger Agreement.

The consummation of the Merger is expected to occur in mid-2012 and is subject to the satisfaction or waiver of certain closing conditions, including (1) adoption of the Merger Agreement by the shareholders of the Company, which occurred on March 13, 2012, (2) expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other consents and approvals required under applicable antitrust laws, (3) the absence of any law or order prohibiting the consummation of the Merger, (4) subject to certain exceptions, the accuracy of representations and warranties of the Company and UTC and (5) the performance or compliance by the Company and UTC with their respective covenants and agreements.

The Company incurred merger-related costs of $7.2 million for the three months ended March 31, 2012. These costs are included in other income (expense) — net in the Company’s condensed consolidated statement of comprehensive income. See Note 5, “Other Income (Expense) — Net”.

Note 2. Basis of Interim Financial Statements

The accompanying unaudited condensed consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements. Unless indicated otherwise or the context requires, the terms “we,” “our,” “us,” “Goodrich” or “Company” refer to the Company and its subsidiaries. The Company believes that all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2012 are not necessarily indicative of the results that may be achieved for the twelve months ending December 31, 2012. Unless otherwise noted, disclosures pertain to the Company’s continuing operations. For further information, refer to the consolidated financial statements and notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Use of Estimates. The preparation of financial statements requires management to make estimates and assumptions that affect amounts recognized. Estimates and assumptions are reviewed and updated regularly as new information becomes available. During the three months ended March 31, 2012 and 2011, the Company changed its estimates of revenues and costs on certain long-term contracts primarily in its aerostructures and aircraft wheels and brakes businesses. The changes in estimates increased income from continuing operations before income taxes during the three months ended March 31, 2012 and 2011 by $18 million and $20.7 million, respectively ($11.4 million and $13.1 million after tax, or $0.09 and $0.10 per diluted share, respectively). These changes were primarily related to favorable cost and operational performance, changes in volume expectations and sales pricing improvements and finalization of contract terms on current and/or follow-on contracts.

Accrued Expenses. Accrued expenses consisted of the following:

	March 31, 2012	December 31, 2011
	(Dollars in millions)
Deferred revenue	$430.7	$371.3
Wages, vacations, pensions and other employment costs	243.0	365.1
Warranties	88.3	93.6
Accrued taxes	49.2	46.1
Postretirement benefits other than pensions	27.7	27.8
Foreign currency hedges	6.1	16.0
Other	271.6	291.2

Total	$1,116.6	$1,211.1

Note 3. New Accounting Standards

New Accounting Standards Adopted in 2012

In May 2011, accounting guidance was issued that is included in Accounting Standards Codification (ASC) Topic 820, “Fair Value Measurement”. This guidance amends the requirements for measuring amounts at fair value and disclosing information about fair value measurements. The Company adopted this new standard as of January 1, 2012.

In June 2011, accounting guidance was issued that is included in ASC Topic 220, “Comprehensive Income”. This guidance eliminates the option to report other comprehensive income and its components in the statement of changes in equity. Companies can elect to present net income and comprehensive income in one continuous statement or in two separate, but consecutive, statements. The Company adopted this new standard as of March 31, 2012 and has presented net income and comprehensive income for both periods in one continuous statement.

New Accounting Standards Not Yet Adopted

As of March 31, 2012, there were no new standards applicable to the Company that have not yet been adopted.

Note 4. Business Segment Information

The Company’s business segments are as follows:

•

The Actuation and Landing Systems segment provides systems, components and related services pertaining to aircraft taxi, take-off, flight control, landing and stopping, and engine components, including fuel delivery systems and rotating assemblies.

•

The Nacelles and Interior Systems segment produces products and provides maintenance, repair and overhaul services associated with aircraft engines, including thrust reversers, cowlings, nozzles and their components, and aircraft interior products, including slides, seats, cargo and lighting systems.

•

The Electronic Systems segment produces a wide array of systems and components that provide flight performance measurements, flight management, fuel controls, electrical systems, control and safety data, reconnaissance and surveillance systems and precision guidance systems.

The Company measures each reporting segment’s profit based upon operating income. Accordingly, the Company does not allocate net interest expense, other income (expense) — net or income taxes to its reporting segments. The company-wide Enterprise Resource Planning (ERP) costs that are not directly associated with a specific business were not allocated to the segments. The accounting policies of the reportable segments are the same as those for the Company’s condensed consolidated financial statements.

	Three Months Ended March 31,
	2012	2011
	(Dollars in millions)
Sales:
Actuation and Landing Systems	$802.5	$684.3
Nacelles and Interior Systems	757.4	656.4
Electronic Systems	592.7	555.2

	$2,152.6	$1,895.9

Intersegment sales:
Actuation and Landing Systems	$11.2	$9.8
Nacelles and Interior Systems	3.1	2.8
Electronic Systems	8.4	10.9

	$22.7	$23.5

Operating income:
Actuation and Landing Systems(1)	$97.0	$86.5
Nacelles and Interior Systems	176.0	157.3
Electronic Systems	88.1	91.0

Segment Operating Income	361.1	334.8
Corporate general and administrative expenses	(32.5)	(30.9)
ERP costs	(4.9)	(3.6)

Total operating income	$323.7	$300.3

(1)	The Company will close a facility in its landing gear business and incur substantially all of the costs by the end of 2012. The Company anticipates that it will incur costs in connection with this closure of approximately $37 million, of which approximately $15 million is for personnel related expenses, including severance, pension charges, outplacement services and assistance with employment transitioning, and approximately $22 million primarily related to facility closure and other costs, including accelerated depreciation, equipment dismantle and relocation costs and lease termination costs. Subsequent to the announcement of the closure on June 7, 2011, the Company incurred $20.1 million of costs related to this closure in 2011. During the three months ended March 31, 2012, the Company incurred $2.3 million of costs related to this closure of which $0.3 million was personnel related and $2 million was facility closure and other costs and $2.2 million of these costs were reported in cost of sales and $0.1 million were reported in selling and administrative costs.

Note 5. Other Income (Expense) — Net

Other Income (Expense) — Net consisted of the following:

	Three Months Ended March 31,
	2012	2011
	(Dollars in millions)
Merger related expenses(1)	$(7.2)	$—
Retiree health care expenses related to previously owned businesses	(2.1)	(2.6)
Expenses related to previously owned businesses	(1.0)	(1.6)
Equity in affiliated companies	0.5	(0.9)
Other — net	0.2	(0.7)

Other income (expense) — net	$(9.6)	$(5.8)

(1)	Expenses related to the Merger Agreement. See Note 1, “Goodrich Merger Agreement with United Technologies Corporation”.

Note 6. Share-Based Compensation

During the three months ended March 31, 2012 and 2011, the Company expensed share-based compensation awards under the Goodrich Equity Compensation Plan and the Goodrich Corporation 2008 Global Employee Stock Purchase Plan for employees and under the Outside Director Deferral and Outside Director Phantom Share plans for non-employee directors. A detailed description of the awards under these plans is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

The compensation cost recorded for share-based compensation plans during the three months ended March 31, 2012 and 2011 was $12.4 million and $17.9 million, respectively. The decrease from 2011 to 2012 was primarily due to the Company being prohibited from granting new awards pursuant to employee share-based compensation plans after September 21, 2011, partially offset by changes from 2011 to 2012 in the Company’s share price for the performance unit and Outside Director Phantom Share Plans.

The announcement of the Merger Agreement resulted in the Company’s share price trading based on the probability and expected timing of the Merger rather than on the Company’s business performance or that relative to its peers. Consequently, the market condition of the Company’s performance unit plans vesting in December 2012 and 2013 did not provide a reasonable estimate of fair value using a Monte Carlo simulation approach. As a result, management’s best estimate of the liability at March 31, 2012 for these plans was based on the Company’s share price at March 31, 2012 and a payout percentage equal to that of the performance unit plan that vested in December 2011, which approximated the estimated payout percentages for these plans prior to the announcement of the Merger Agreement. See Note 1, “Goodrich Merger Agreement with United Technologies Corporation”.

Employee Stock Purchase Plan Shares Issued

There were 207,787 and 236,855 shares of common stock issued during the three months ended March 31, 2012 and 2011, respectively. Employee contributions of $15.8 million and $13.2 million during the years ended December 31, 2011 and 2010, respectively, were used to purchase the Company’s stock during the three months ended March 31, 2012 and 2011, respectively.

Note 7. Earnings Per Share

The computation of basic and diluted earnings per share (EPS) for income from continuing operations is as follows:

	Three Months Ended March 31,
	2012	2011
	(In millions, except per share amounts)
Numerator
Numerator for basic and diluted EPS — income from continuing operations attributable to Goodrich	$188.3	$194.8
Percentage allocated to common shareholders (1)	99.0%	98.6%

Numerator for basic and diluted EPS	$186.3	$192.1

Denominator
Denominator for basic EPS — weighted-average shares	125.8	125.3
Effect of dilutive securities:
Stock options, employee stock purchase plan and other deferred compensation shares	1.5	1.1

Denominator for diluted EPS — adjusted weighted-average shares and assumed conversion	127.3	126.4

Per common share income from continuing operations
Basic	$1.48	$1.53

Diluted	$1.46	$1.52

(1) Basic weighted-average common shares outstanding	125.8	125.3
Basic weighted-average common shares outstanding and unvested restricted share units expected to vest	127.1	127.0

Percentage allocated to common shareholders	99.0%	98.6%

The Company’s unvested restricted share units contain rights to receive nonforfeitable dividend equivalents, and thus, are participating securities requiring the two-class method of computing EPS. The calculation of EPS for common stock shown above excludes the income attributable to the unvested restricted share units from the numerator and excludes the dilutive impact of those units from the denominator.

At March 31, 2012 and 2011, the Company had 3.1 million and 3.6 million, respectively, of outstanding stock options. Stock options are included in the diluted earnings per share calculation using the treasury stock method, unless the effect of including the stock options would be anti-dilutive. There were no anti-dilutive stock options excluded from the EPS calculation at March 31, 2012. At March 31, 2011, 0.7 million anti-dilutive stock options were excluded from the diluted EPS calculation.

During the three months ended March 31, 2012 and 2011, the Company issued 0.8 million and 1 million, respectively, of shares of common stock pursuant to stock option exercises and other share-based compensation plans.

The Company’s share repurchase program was approved by the Board of Directors for $1.1 billion in total. There were no share repurchases during the three months ended March 31, 2012 and during the three months ended March 31, 2011, the Company repurchased 0.9 million shares. From inception of the program through March 31, 2012, the Company has repurchased 9.8 million shares for approximately $621 million under its share repurchase program.

Note 8. Fair Value Measurements

The Company defines fair value as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The following three levels of inputs are used to measure fair value:

Level 1 —	quoted prices in active markets for identical assets and liabilities.

Level 2 —	observable inputs other than quoted prices in active markets for identical assets and liabilities.

Level 3 —	unobservable inputs in which there is little or no market data available, which require the reporting entity to develop its own assumptions.

The Company’s financial assets and (liabilities) measured at fair value on a recurring basis were, in millions, as follows:

	Fair Value March 31, 2012	Level 1	Level 2	Level 3	Fair Value December 31, 2011	Level 1	Level 2	Level 3
Cash Equivalents (1)	$18.0	$18.0	$—	$—	$146.0	$146.0	$—	$—
Derivative Financial Instruments (2)
Cash Flow Hedges	44.2	—	44.2	—	(6.5)	—	(6.5)	—
Rabbi Trust Assets (3)	66.1	66.1	—	—	56.6	56.6	—	—
Long-term debt (4)	(2,710.6)	—	(2,710.6)	—	(2,772.4)	—	(2,772.4)	—

(1)	Because of their short maturities, the carrying value of these assets approximates fair value.

(2)	See Note 18, “Derivatives and Hedging Activities”. Estimates of the fair value of the derivative financial instruments represent the Company’s best estimates based on its valuation models, which incorporate industry data and trends and relevant market rates and transactions.

(3)	Rabbi trust assets include mutual funds and cash equivalents for payment of certain non-qualified benefits for retired, terminated and active employees. The fair value of these assets was based on quoted market prices.

(4)	The carrying amount of the Company’s long-term debt was $2,340.2 million and $2,352.3 million at March 31, 2012 and December 31, 2011, respectively. The fair value of long-term debt is based on quoted market prices or on rates available to the Company for debt with similar terms and maturities.

Note 9. Inventories

Inventories consist of the following:

	March 31, 2012	December 31, 2011
	(Dollars in millions)
Average or actual cost (which approximates current costs):
Finished products	$228.0	$220.8
In-process	2,507.0	2,360.6
Raw materials and supplies	798.2	753.7

	3,533.2	3,335.1
Less:
Reserve to reduce certain inventories to LIFO basis	(54.6)	(54.2)
Progress payments and advances	(417.0)	(404.3)

Total	$3,061.6	$2,876.6

In-process inventory included $1,783.5 million and $1,561.7 million at March 31, 2012 and December 31, 2011, respectively, for the following: (1) pre-production and excess-over-average inventory accounted for under long-term contract accounting; and (2) engineering costs recoverable under long-term contractual arrangements. The March 31, 2012 balance of $1,783.5 million included $907.2 million related to the Boeing 787, $366.5 million related to the Pratt and Whitney PurePower® PW 1000G engine contracts, $324.7 million related to the Airbus A350 XWB and $33.4 million related to the Airbus A320neo.

The Company uses the last-in, first-out (LIFO) cost method of valuing inventory for certain of the Company’s legacy aerospace manufacturing businesses, primarily the aircraft wheels and brakes business in the Actuation and Landing Systems segment. An actual valuation of inventory under the LIFO method can be made only at the end of each year based on the inventory levels and costs at that time.

Progress payments and advances represent (1) non-refundable payments for work-in-process and (2) cash received from government customers where the government has legal title to the work-in-process.

Note 10. Goodwill

The changes in the carrying amount of goodwill by segment were as follows:

	Balance December 31, 2011	Business Combinations	Foreign Currency Translation/ Other	Balance March 31, 2012
	(Dollars in millions)
Actuation and Landing Systems(1)	$519.9	$—	$11.2	$531.1
Nacelles and Interior Systems	629.5	—	2.5	632.0
Electronic Systems	841.6	—	2.4	844.0

	$1,991.0	$—	$16.1	$2,007.1

(1)	On May 12, 2011, the Company acquired Microtecnica for $457.1 million in cash, net of cash acquired. Based on the Company’s purchase price allocation, $312.4 million was identifiable intangible assets, $214.3 million was goodwill and $105.8 million was net deferred tax liabilities primarily related to the intangible assets. Of the total identifiable intangible assets, $305.1 million related to customer relationships and will be amortized over a useful life of 27 years. This useful life was determined, in part, from an appraisal performed by an independent valuation firm which based the life of the customer relationships on existing customer programs that have long production and aftermarket cycles. The Company analyzed the period of future performance and estimated cash flows to determine the fair value of the customer relationships and the resulting useful life. The useful life is typical of the aerospace and defense industry where a company sells product to an airframe manufacturer for new aircraft production that may run 10 to 25 years, followed by sales of spare and replacement parts and maintenance, repair and overhaul services that are sold to the aircraft operators for as long as the aircraft remains in service, which is typically 10 to 25 years after the aircraft is delivered. The goodwill primarily represents the expected value from combining Microtecnica’s expertise in flight controls with the Company’s flight control actuation business and is not deductible for tax purposes.

Note 11. Financing Arrangements

The Company has a five-year unsecured committed syndicated revolving credit facility which permits borrowings up to a maximum of $700 million. This credit facility expires in May 2016. Interest rates under the facility vary depending upon:

•	The amount borrowed;

•	The Company’s public debt rating by Standard & Poor’s, Moody’s and Fitch; and

•

At the Company’s option, rates tied to the agent bank’s prime rate or, for U.S. Dollar and Great Britain Pounds Sterling borrowings, the London Interbank Offered Rate and for Euro borrowings, the Euro Interbank Offered Rate.

At March 31, 2012, there were $12.7 million in borrowings and $34 million letters of credit outstanding under the facility. At December 31, 2011, there were $12.3 million in borrowings and $37 million in letters of credit outstanding under the facility. In order to be eligible to borrow under the facility, the Company must be in compliance with a maximum leverage ratio covenant and other standard covenants. The Company is currently in compliance with all covenants. At March 31, 2012, the Company had borrowing capacity under this facility of $653.3 million, after reductions for borrowings and letters of credit outstanding under the facility.

At March 31, 2012, the Company also maintained $75 million of uncommitted U.S. working capital facilities and $157.5 million of uncommitted and committed foreign working capital facilities with various banks to meet short-term borrowing requirements. At March 31, 2012 and December 31, 2011, there were $6.9 million and $25 million, respectively, in borrowings and $38 million in letters of credit and bank guarantees outstanding under these facilities as of March 31, 2012. These credit facilities are provided by a small number of commercial banks that also provide the Company with committed credit through the syndicated revolving credit facility described above and with various cash management, trust and other services.

At March 31, 2012, the Company had letters of credit and bank guarantees of $116.2 million, inclusive of letters of credit outstanding under the Company’s syndicated revolving credit facility, uncommitted U.S. working capital facilities and uncommitted and committed foreign working capital facilities, as discussed above.

Long-term Debt

Long-term debt and capital lease obligations, excluding current maturities, consisted of:

	March 31, 2012	December 31, 2011
	(Dollars in millions)
Medium-term notes payable (interest rates from 6.8% to 8.7%)	$398.9	$398.9
6.29% senior notes, maturing in 2016	294.0	294.2
6.125% senior notes, maturing in 2019	298.4	298.3
4.875% senior notes, maturing in 2020	299.5	299.4
3.6% senior notes, maturing in 2021	598.9	598.9
6.80% senior notes, maturing in 2036	234.8	234.5
7.0% senior notes, maturing in 2038	199.2	199.2
Other debt, maturing through 2020 (interest rates from 0.3% to 4.5%)	16.5	28.9

	2,340.2	2,352.3
Capital lease obligations	22.1	22.1

Total	$2,362.3	$2,374.4

Lease Commitments

The Company leases certain of its office and manufacturing facilities, machinery and equipment and corporate aircraft under various committed lease arrangements provided by financial institutions. Future minimum lease payments under operating leases were $259.3 million at March 31, 2012.

Note 12. Pensions and Postretirement Benefits Other Than Pensions

The following table sets forth the components of net periodic benefit cost (income) and the weighted-average assumptions used to determine the net periodic benefit cost (income). The net periodic benefit cost for divested or discontinued operations retained by the Company is included in the amounts below:

	U.S. Plans		U.K. Plans		Other Plans
	Three Months Ended March 31,		Three Months Ended March 31,		Three Months Ended March 31,
	2012	2011	2012	2011	2012	2011
	(Dollars in millions)
Service cost	$14.2	$12.2	$5.0	$4.2	$2.4	$1.7
Interest cost	42.0	43.1	11.0	10.8	2.2	2.0
Expected return on plan assets	(54.3)	(52.6)	(16.0)	(15.4)	(2.3)	(2.1)
Amortization of prior service cost	1.9	1.6	(0.1)	(0.1)	0.1	0.1
Amortization of actuarial loss	18.9	15.6	3.4	0.4	1.2	0.6

Gross periodic benefit cost (income)	22.7	19.9	3.3	(0.1)	3.6	2.3
Curtailment loss (1)	—	—	—	—	1.5	—

Net periodic benefit cost (income)	$22.7	$19.9	$3.3	$(0.1)	$5.1	$2.3

Termination benefit charge	$—	$—	$—	$0.7	$—	$—

(1)	Due to the approval of a plan to close a non-U.S. facility, pension assumptions were reevaluated on March 30, 2012 for the remeasurement of a non-U.S. plan. The facility closure resulted in a curtailment loss of $1.5 million.

The following table provides the weighted-average assumptions used to determine the net periodic benefit cost.

	U.S. Plans		U.K. Plans		Other Plans
	2012	2011	2012	2011	2012	2011
Discount rate	5.03%	5.67%	5.00%	5.81%	4.38%	5.19%
Expected long-term rate of return on assets	8.25%	8.25%	8.25%	8.25%	8.07%	8.08%
Rate of compensation increase	4.10%	4.10%	3.75%	3.75%	3.43%	3.40%

Postretirement Benefits Other Than Pensions

The following table sets forth the components of net periodic postretirement benefit cost other than pensions. Other postretirement benefits related to the divested and discontinued operations retained by the Company are included in the amounts below.

	Three Months Ended March 31,
	2012	2011
	(Dollars in millions)
Service cost	$0.3	$0.3
Interest cost	3.4	4.2
Amortization of prior service cost	—	—
Amortization of actuarial (gain) loss	—	—

Net periodic benefit cost	$3.7	$4.5

The following table provides the assumptions used to determine the net periodic postretirement benefit cost.

	Three Months Ended March 31,
	2012	2011
Discount rate	4.67%	5.29%
Healthcare trend rate	7.5% in 2012 to 5% in 2018	7.5% in 2011 to 5% in 2017

Note 13. Comprehensive Income (Loss)

Total comprehensive income (loss) consisted of the following:

	Three Months Ended March 31,
	2012	2011
	(Dollars in millions)
Net income attributable to Goodrich	$188.2	$194.8
Other comprehensive income (loss), net of tax:
Unrealized foreign currency translation gains (losses) during the period	68.6	60.6
Pension/OPEB liability adjustments during the period, net of tax for the three months ended March 31, 2012 and 2011 of ($6.5) and ($5.7), respectively	11.5	8.8
Gain (loss) on cash flow hedges, net of tax for the three months ended March 31, 2012 and 2011 of ($16.2) and ($22.7), respectively	35.2	48.0
Less: Other comprehensive income (loss) attributable to noncontrolling interests	—	—

Total comprehensive income (loss) attributable to Goodrich	$303.5	$312.2

Accumulated other comprehensive income (loss) consisted of the following:

	March 31, 2012	December 31, 2011
	(Dollars in millions)
Cumulative unrealized foreign currency translation gains, net of deferred taxes of ($1.5) and ($1.5), respectively(1)	$123.5	$54.9
Pension/OPEB liability adjustments, net of deferred taxes of $610.6 and $617.1, respectively	(1,047.1)	(1,058.6)
Accumulated gains (losses) on cash flow hedges, net of deferred taxes of ($12.1) and $4.1, respectively	27.7	(7.5)

TOTAL	$(895.9)	$(1,011.2)

(1)	Other than noted above, no income taxes were provided on foreign currency translation gains (losses) for comprehensive income (loss) and accumulated other comprehensive income (loss) as foreign earnings are considered permanently invested.

Note 14. Noncontrolling Interests

The changes in the Company’s noncontrolling interests were as follows:

	Three months ended March 31,
	2012	2011
	(Dollars in millions)
Balance at January 1	$38.4	$40.9
Distributions to noncontrolling interests	(0.7)	(0.7)
Comprehensive income:
Net income attributable to noncontrolling interests	1.6	1.8
Other comprehensive income, net of tax	—	—

Comprehensive income	1.6	1.8

Balance at March 31	$39.3	$42.0

Note 15. Income Taxes

The Company’s effective tax rate for the three months ended March 31, 2012 was 32.1%. Significant items that impacted the Company’s effective tax rate as compared to the U.S. federal statutory rate of 35% included earnings in foreign jurisdictions taxed at rates different from the statutory U.S. federal rate which reduced the effective tax rate by approximately 2 percentage points, foreign and domestic tax credits and benefits related to domestic manufacturing which reduced the effective tax rate by approximately 2 percentage points and state income taxes (net of related federal tax benefit) which increased the effective tax rate by approximately 1 percentage point.

The Company’s effective tax rate for the three months ended March 31, 2011 was 24.4%. Significant items that impacted the Company’s effective tax rate as compared to the U.S. federal statutory rate of 35% included a tax settlement with the IRS for the remaining unresolved issue for tax years prior to 2000 which reduced the effective tax rate by approximately 8 percentage points, earnings in foreign jurisdictions taxed at rates different from the statutory U.S. federal rate which reduced the effective tax rate by approximately 2 percentage points, foreign and domestic tax credits and benefits related to domestic manufacturing which reduced the effective tax rate by approximately 4 percentage points, state income taxes (net of related federal tax benefit) which increased the effective tax rate by approximately 1 percentage point and adjustments to reserves for tax contingencies, including interest thereon (net of related tax benefit), which increased the effective tax rate by approximately 1 percentage point.

At March 31, 2012, the Company had $159.3 million of unrecognized tax benefits; however, the total amount of unrecognized benefits that, if recognized, would have affected the effective tax rate was $214.8 million. The difference relates to the impact of indirect effects including the federal benefit of state taxes and interest and penalties net of any related federal benefit as well as temporary differences which do not affect the effective tax rate. The Company recorded interest and penalties related to unrecognized tax benefits in income tax expense.

At December 31, 2011, the Company had $162.7 million of unrecognized tax benefits; however, the total amount of unrecognized benefits that, if recognized, would have affected the effective tax rate was $215.5 million. The difference relates to the impact of indirect effects including the federal benefit of state taxes and interest and penalties net of any related federal benefit as well as temporary differences which do not affect the effective tax rate.

Note 16. Contingencies

General

There are various pending or threatened claims, lawsuits and administrative proceedings against the Company or its subsidiaries, arising from the ordinary course of business which seek remedies or damages. Although no assurance can be given with respect to the ultimate outcome of these matters, the Company believes that any liability that may finally be determined with respect to commercial and non-asbestos product liability claims should not have a material effect on its consolidated financial position, results of operations or cash flows. Legal costs are expensed as incurred.

Environmental

The Company is subject to environmental laws and regulations which may require that the Company investigate and remediate the effects of the release or disposal of materials at sites associated with past and present operations. At certain sites, the Company has been identified as a potentially responsible party under the federal Superfund laws and comparable state laws. The Company is currently involved in the investigation and remediation of a number of sites under applicable laws.

Estimates of the Company’s environmental liabilities are based on current facts, laws, regulations and technology. These estimates take into consideration the Company’s prior experience and professional judgment of the Company’s environmental specialists. Estimates of the Company’s environmental liabilities are further subject to uncertainties regarding the nature and extent of site contamination, the range of remediation alternatives available, evolving remediation standards, imprecise engineering evaluations and cost estimates, the extent of corrective actions that may be required and the number and financial condition of other potentially responsible parties, as well as the extent of their responsibility for the remediation.

Accordingly, as investigation and remediation proceed, it is likely that adjustments in the Company’s accruals will be necessary to reflect new information. The amounts of any such adjustments could have a material adverse effect on the Company’s results of operations or cash flows in a given period. Based on currently available information, however, the Company does not believe that future environmental costs in excess of those accrued with respect to sites for which the Company has been identified as a potentially responsible party are likely to have a material adverse effect on the Company’s financial condition.

Environmental liabilities are recorded when the liability is probable and the costs are reasonably estimable, which generally is not later than at completion of a feasibility study or when the Company has recommended a remedy or has committed to an appropriate plan of action. The liabilities are reviewed periodically and, as investigation and remediation proceed, adjustments are made as necessary. Liabilities for losses from environmental remediation obligations do not consider the effects of inflation and anticipated expenditures are not discounted to their present value. The liabilities are not reduced by possible recoveries from insurance carriers or other third parties, but do reflect anticipated allocations among potentially responsible parties at federal Superfund sites or similar state-managed sites, third party indemnity obligations or contractual obligations, and an assessment of the likelihood that such parties will fulfill their obligations at such sites.

The changes in the carrying amount of environmental liabilities for the three months ended March 31, 2012, in millions, are as follows:

Balance at December 31, 2011	$68.3
Accruals and adjustments	6.5
Payments	(1.9)
Foreign currency translation and other	0.3

Balance at March 31, 2012	$73.2

At March 31, 2012 and December 31, 2011, $15.2 million and $13.3 million, respectively, of the accrued liability for environmental remediation were included in current liabilities as accrued expenses. At March 31, 2012 and December 31, 2011, $38.2 million and $32.8 million, respectively, was associated with ongoing operations and $35 million and $35.5 million, respectively, was associated with previously owned businesses.

The Company expects that it will expend present accruals over many years, and will generally complete remediation in less than 30 years at sites for which it has been identified as a potentially responsible party. This period includes operation and monitoring costs that are generally incurred over 15 to 25 years.

Certain states in the U.S. and countries globally are promulgating or proposing new or more demanding regulations or legislation impacting the use of various chemical substances by all companies. The Company continues to evaluate the potential impact, if any, of complying with such regulations and legislation.

Asbestos

The Company and some of its subsidiaries have been named as defendants in various actions by plaintiffs alleging damages as a result of exposure to asbestos fibers in products or at formerly owned facilities. The Company believes that pending and reasonably anticipated future actions are not likely to have a material adverse effect on the Company’s financial condition, results of operations or cash flows. There can be no assurance, however, that future legislative or other developments will not have a material adverse effect on the Company’s results of operations and cash flows in a given period.

Insurance Coverage

The Company maintains a comprehensive portfolio of insurance policies, including aviation products liability insurance which covers most of its products. The aviation products liability insurance typically provides first dollar coverage for defense and indemnity of third party claims.

A portion of the Company’s primary and excess layers of pre-1986 insurance coverage for third party claims, primarily related to certain long-tail toxic tort and environmental claims, was provided by certain insurance carriers who are either insolvent, undergoing solvent schemes of arrangement or in run-off. The Company has entered into settlement agreements with a number of these insurers pursuant to which the Company agreed to give up its rights with respect to certain insurance policies in exchange for negotiated payments. These settlements represent negotiated payments for the Company’s loss of insurance coverage, as it no longer has this insurance available for claims that may have qualified for coverage. The portion of these payments which related to recovery of past costs (recognized as expense in prior periods) or for which there are currently no anticipated future claims is recognized in income when the payments are received. The portion related to potential future claims is recorded as deferred settlement credits on the balance sheet.

The deferred settlement credits partially offset future costs related to insurable claims utilizing a systematic and consistent approach. The recognition of the deferred settlement credits is calculated utilizing the estimated percent of costs incurred in the current period that insurance companies would have reimbursed to the Company if insurance coverage were still in place. This approach utilizes historical claims and insurance information of the Company and is reviewed and updated at least annually.

A summary of the deferred settlement credits activity for the three months ended March 31, 2012, in millions, is as follows:

Balance at December 31, 2011	$43.5
Proceeds from insurance settlements	—
Amounts recorded as reduction of costs	(5.1)

Balance at March 31, 2012	$38.4

The current and long-term portions of the deferred settlement credits were as follows:

	March 31, 2012	December 31, 2011
	(Dollars in millions)
Accrued expenses	$9.2	$7.2
Other non-current liabilities	29.2	36.3

Total	$38.4	$43.5

It is not practical to estimate when the remaining deferred settlement credits are expected to be recognized. The proceeds from such insurance settlements were reported as a component of net cash provided by operating activities in the period payments were received.

Liabilities of Divested Businesses

In connection with the divestiture of the Company’s tire, vinyl and other businesses, the Company has received contractual rights of indemnification from third parties for environmental and other claims arising out of the divested businesses. Failure of these third parties to honor their indemnification obligations could have a material adverse effect on the Company’s financial condition, results of operations and cash flows.

Aerostructures Long-term Contracts

The Company’s aerostructures business in the Nacelles and Interior Systems segment has several long-term contracts in the pre-production phase including the Airbus A350 XWB, the A320neo and the Pratt and Whitney PurePower® PW 1000G engine contracts, and in the early production phase, including the Boeing 787. These contracts are accounted for in accordance with long-term construction contract accounting.

The pre-production phase includes design of the product to meet customer specifications as well as design of the processes to manufacture the product. Also involved in this phase is securing the supply of material and subcomponents produced by third party suppliers, generally accomplished through long-term supply agreements.

Contracts in the early production phase include excess-over-average inventories, which represent the excess of current manufactured cost over the estimated average manufactured cost during the life of the contract.

Cost estimates over the lives of contracts are affected by estimates of future cost reductions including learning curve efficiencies. Because these contracts cover manufacturing periods of up to 20 years or more, there is risk associated with the estimates of future costs made during the pre-production and early production phases. These estimates may be different from actual costs due to various risk factors, including the following:

•	Ability to recover costs incurred for change orders and claims;

•	Costs, including material and labor costs and related escalation;

•	Labor improvements due to the learning curve experience;

•	Anticipated cost and/or productivity improvements, including overhead absorption, related to new, or changes to, manufacturing methods and processes;

•	Supplier pricing, including escalation where applicable, potential supplier claims, the supplier’s financial viability and the supplier’s ability to perform;

•	The cost impact of product design changes that frequently occur during the flight test and certification phases of a program; and

•	Effect of foreign currency exchange fluctuations.

Additionally, total contract revenue is based on estimates of future units to be delivered to the customer, the ability to recover costs incurred for change orders and claims and sales price escalation, where applicable. There is a risk that there could be differences between the actual units delivered and the estimated total units to be delivered under the contract and differences in actual revenues compared to estimates. Changes in estimates could have a material impact on the Company’s results of operations and cash flows.

Provisions for estimated losses on uncompleted contracts are recorded in the period such losses are determined to the extent total estimated costs exceed total estimated contract revenues.

Aerostructures’ Boeing 787 Nacelle Contract

The Company’s contract with Boeing for the 787 nacelle extends through 2030 with original equipment sales estimated to be in excess of $10 billion. Aftermarket sales associated with this program are not accounted for using the percentage-of-completion method of accounting.

This program is in the early production phase to be followed by rapidly increasing production rates. For this contract to remain profitable, it will be important that assumptions are realized as currently estimated in the Company’s outlook, such as:

•

Supplier pricing consistent with projected costs must be negotiated for portions of the product. These prices could be impacted by design changes, changes in material costs and availability of reliable suppliers in competitive cost countries;

•	New automated equipment is being utilized to manufacture the 787 composite nacelle, which is expected to reduce costs significantly during the contract period;

•

Nacelle product design changes continue to occur to improve product performance, reduce weight and lower cost. The Company expects that some of the costs for these changes will be recoverable from Boeing and also expects to have success on its various cost reduction initiatives; and

•	Material and overhead cost escalation and inflation assumptions could be different than estimated.

While the Company continues to believe the contract will be profitable, it is important to note that changes to any of the current cost and/or revenue assumptions will have a significant impact on the overall profitability of the contract and could have a material impact on the Company’s results of operations in the period identified. All of the risk factors listed in “Aerostructures Long-term Contracts” above could also affect the Company’s outlook of profitability on this contract.

Aerostructures’ Pratt & Whitney CSeries Nacelle Contract

The Company’s aerostructures business has a long-term supply contract with Pratt & Whitney (P&W) to supply nacelles and related components for use on its PurePower PW1000G® engine propulsion systems for the Bombardier CSeries aircraft.

P&W has asserted to the Company that it is entitled to damages as a result of the Company’s alleged breach of its contract with P&W. P&W believes the Company has failed to meet certain requirements under the contract. The Company believes that it has substantial legal and factual defenses to P&W’s assertions, and has significant counter assertions of its own. Discussions with P&W are ongoing. Given the nature and status of these discussions, the Company cannot yet determine the amount or a reasonable range of potential loss, if any. If P&W prevails on its assertions and the Company does not prevail on its counter assertions, it could have a material adverse effect on the Company’s estimate of profitability on this contract and/or cash flows in a given period.

JSTARS Program

In 2002, Seven Q Seven, Ltd. (7Q7) was selected by Northrop Grumman Corporation to provide propulsion pods for the re-engine program for the JT3D engines used by the U.S. Air Force. The Company was selected by 7Q7 as a supplier for the inlet, thrust reverser, exhaust, EBU, strut systems and wing interface systems. As of March 31, 2012, the Company had $18.5 million (net of advances of $8.8 million) of pre-production costs and inventory related to this program.

Future program funding remains uncertain and there can be no assurance of such funding. If the program were to be cancelled, the Company would recognize an impairment.

Tax

The Company is continuously undergoing examination by the IRS as well as various state and foreign jurisdictions. The IRS and other taxing authorities routinely challenge certain deductions and credits reported by the Company on its income tax returns. See Note 15, “Income Taxes”, for additional detail.

Tax Years 2007 and 2008

In January 2011, the IRS issued a Revenue Agent’s Report (RAR) for the tax years 2007 and 2008. In February 2011, the Company submitted a protest to the Appeals Division of the IRS with respect to certain unresolved issues which involve the proper timing of deductions. Although it is reasonably possible that these matters could be resolved during the next 12 months, the timing or ultimate outcome is uncertain.

Tax Years 2005 and 2006

During 2009, the IRS issued a RAR for the tax years 2005 and 2006. In July 2009, the Company submitted a protest to the Appeals Division of the IRS with respect to certain unresolved issues which involve the proper timing of deductions. Although it is reasonably possible that these matters could be resolved during the next 12 months, the timing or ultimate outcome is uncertain.

Tax Years 2000 to 2004

During 2007, the IRS and the Company reached agreement on substantially all of the issues raised with respect to the examination of taxable years 2000 to 2004. The Company submitted a protest to the Appeals Division of the IRS with respect to the remaining unresolved issues which involve the proper timing of certain deductions. The Company and the IRS were unable to reach agreement on the remaining issues. In December 2009, the Company filed a petition in the U.S. Tax Court and in March 2010 the Company also filed a complaint in the Federal District Court. On January 18, 2012, the District Court granted the government’s motion for partial summary judgment in this matter. Final judgment in the District Court case cannot be entered until the remaining issues are resolved. It is the Company’s intent to appeal the ruling once final judgment is entered. The Company believes the amount of the estimated tax liability if the IRS were to ultimately prevail is fully reserved. The Company cannot predict the timing or ultimate outcome of a final resolution.

Tax Years Prior to 2000

The previous examination cycle included the consolidated income tax groups for the audit periods identified below:

Coltec Industries Inc. and Subsidiaries	December, 1997 — July, 1999 (through date of acquisition)
Goodrich Corporation and Subsidiaries	1998 — 1999

The IRS and the Company previously reached final settlement on all but one of the issues raised in this examination cycle. The Company received statutory notices of deficiency dated June 14, 2007 related to the remaining unresolved issue which involves the proper timing of certain deductions. The Company filed a petition with the U.S. Tax Court in September 2007 to contest the notices of deficiency.

In December 2010, the Company reached a tentative agreement with the IRS to settle the remaining unresolved issue but due to the size of the potential refund, the agreement required approval by the Joint Committee on Taxation (JCT). In January 2011, the JCT approved the terms of the settlement agreement. In March 2011, the U.S. Tax Court accepted the terms of the settlement agreement and agreed to the litigants’ request to dismiss the matter. The Company recognized a tax benefit of approximately $21 million in the three months ended March 31, 2011.

Note 17. Guarantees

The Company extends financial and product performance guarantees to third parties. At March 31, 2012, the following environmental remediation and indemnification and financial guarantees were outstanding:

	Maximum Potential Payment	Carrying Amount of Liability
	(Dollars in millions)
Environmental remediation and other indemnifications (Note 16, “Contingencies”)	No Limit	$12.7
Guarantees of residual value on leases	$28.1	$—
Guarantees of JV debt and other financial instruments	$49.6	$—

The Company has guarantees of residual values on certain lease obligations in which the Company is obligated to either purchase or remarket the assets at the end of the lease term.

The Company is a guarantor on a revolving credit agreement totaling £35 million between Rolls-Royce Goodrich Engine Control Systems Limited (JV) and a financial institution. In addition, the Company guarantees the JV’s foreign exchange credit line with a notional amount of $129.3 million and a fair value asset of $4.4 million at March 31, 2012. The Company is indemnified by Rolls-Royce for 50% of the gains/losses resulting from the foreign exchange hedges.

Service and Product Warranties

The Company provides service and warranty policies on certain of its products. The Company accrues liabilities under service and warranty policies based upon specific claims and a review of historical warranty and service claim experience. Adjustments are made to accruals as claim data and historical experience change. In addition, the Company incurs discretionary costs to service its products in connection with product performance issues.

The changes in the carrying amount of service and product warranties for the three months ended March 31, 2012, in millions, are as follows:

Balance at December 31, 2011	$157.9
Net provisions for warranties issued during the period	11.0
Net change to warranties existing at the beginning of the year	(4.6)
Payments	(14.8)
Foreign currency translation and other	2.0

Balance at March 31, 2012	$151.5

The current and long-term portions of service and product warranties were as follows:

	March 31, 2012	December 31, 2011
	(Dollars in millions)
Accrued expenses	$88.3	$93.6
Other non-current liabilities	63.2	64.3

Total	$151.5	$157.9

Note 18. Derivatives and Hedging Activities

Cash Flow Hedges

The Company has subsidiaries that conduct a substantial portion of their business in Great Britain Pounds Sterling, Euros, Canadian Dollars, Indian Rupees and Polish Zlotys but have significant sales contracts that are denominated primarily in U.S. Dollars. Periodically, the Company enters into forward contracts to exchange U.S. Dollars for these currencies to hedge a portion of the Company’s exposure from U.S. Dollar sales.

The forward contracts described above are used to mitigate the potential volatility to earnings and cash flow arising from changes in currency exchange rates that impact the Company’s U.S. Dollar sales for certain foreign operations. The forward contracts are accounted for as cash flow hedges and are recorded in the Company’s condensed consolidated balance sheet at fair value, with the offset reflected in Accumulated Other Comprehensive Income (AOCI), net of deferred taxes. The gain or loss on the forward contracts is reported as a component of other comprehensive income (loss) (OCI) and reclassified into earnings in the same period or periods during which the hedged transactions affect earnings. The notional value of the forward contracts at March 31, 2012 and December 31, 2011 was $1,727.9 million and $1,933.7 million, respectively. As of March 31, 2012 and December 31, 2011, the total fair value before taxes of the Company’s forward contracts and the accounts in the condensed consolidated balance sheet in which the fair value amounts are included are shown below:

	March 31, 2012	December 31, 2011
	(Dollars in millions)
Prepaid expenses and other assets	$28.7	$15.8
Other assets	33.2	19.8
Accrued expenses	6.1	16.0
Other non-current liabilities	11.6	26.1

The amounts recognized in OCI and reclassified from AOCI into earnings are shown below:

	Three months ended March 31,
	2012	2011
	(Dollars in millions)
Amount of gain/(loss) recognized in OCI, net of tax of ($16.2) and ($22.7), respectively	$35.2	$48.0
Amount of gain/(loss) reclassified from AOCI into earnings	$0.7	$1.2

The total fair value of the Company’s forward contracts of a $44.2 million net asset (before a deferred tax liability of $10.4 million) at March 31, 2012, combined with $1.1 million of losses on previously matured hedges of intercompany sales, is recorded in AOCI and will be reflected in income as earnings are affected by the hedged items. As of March 31, 2012, the portion of the net $44.2 million asset that would be reclassified into earnings to offset the effect of the hedged item in the next 12 months is a gain of $22.6 million. These forward contracts mature on a monthly basis with maturity dates that range from April 2012 to September 2016. There was a de minimis amount of both ineffectiveness and hedge components excluded from the assessment of effectiveness during the three months ended March 31, 2012 and 2011.

Fair Value Hedges

At March 31, 2012 and December 31, 2011, the Company had no outstanding interest rate swaps. Previously terminated swaps are amortized over the life of the underlying debt and recorded as a reduction to interest expense.

Other Forward Contracts

As a supplement to the foreign exchange cash flow hedging program, the Company enters into forward contracts at certain businesses to manage its foreign currency risk related to the translation of monetary assets and liabilities denominated in currencies other than the relevant functional currency. These forward contracts generally mature monthly and the notional amounts are adjusted periodically to reflect changes in net monetary asset balances. Since these contracts are not designated as hedges, the gains or losses on these forward contracts are recorded in cost of sales. These contracts are utilized to mitigate the earnings impact of the translation of net monetary assets and liabilities.

As of March 31, 2012, the Company had no such outstanding forward contracts. During the three months ended March 31, 2012, the Company recorded a transaction loss on its net monetary assets of $10.3 million, which was offset by gains on the other forward contracts described above of $6.8 million. During the three months ended March 31, 2011, the Company recorded a transaction loss on its monetary assets of $13.5 million, which was offset by gains on the other forward contracts described above of $10.2 million.